Exhibit 4.3

CONSENT OF J.P. MORGAN SECURITIES CANADA INC.

We refer to the Fairness Opinion (the “Fairness Opinion”), dated June 11, 2024, which we prepared for the board of directors and special committee of the board of directors of Canadian Western Bank (the “CWB”) in connection with the Transaction (as defined in CWB’s management proxy circular dated July 12, 2024 (“Circular”)). We consent to the inclusion of the Fairness Opinion in the Circular, which in turn is included in the Registration Statement on Form F-80 of National Bank of Canada, dated the date hereof (the “Registration Statement”), and filed with the United States Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of our firm name in the Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Act”), or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC thereunder.

/s/ J.P. Morgan Securities Canada Inc.

July 26, 2024

Toronto, Canada